                                                                   EXHIBIT 23(d)


                        Investment Management Agreement


     INVESTMENT MANAGEMENT AGREEMENT, dated [ ], 2001, between Julius Baer Multistock Funds, a business trust organized under the law of the Commonwealth of Massachusetts (the "Trust"), on behalf of the Julius Baer Swiss Stock Fund (the "Fund"), and Julius Baer Investment Management Inc., New York, New York (hereinafter, the "Investment Manager").

                                  Witnesseth:

     WHEREAS, the Trust has been established for the purpose of the investment and reinvestment of its assets in certain types of securities and other permitted assets and is an open-end investment management company registered under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, the Trust desires to retain the Investment Manager for the purpose of investing the assets of the Fund; and

     WHEREAS, the Investment Manager is a registered investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and is willing to be retained on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties to this Agreement, which parties also have entered into the letter agreement attached hereto as Appendix A, agree as follows:

A.   Appointment of Adviser
     ----------------------

     1. The Trust desires to employ the capital of the Fund by investing and reinvesting its assets in accordance with the limitations set forth in the Trust's Articles of Incorporation and its current Prospectus and Statement of Additional Information ("SAI"). The Trust desires to employ and hereby appoints the Investment Manager to act as investment manager to the Fund.

     2. The Investment Manager accepts the appointment and agrees to furnish the services described herein for the compensation set forth in Appendix B hereof.

B.   Services as Investment Manager
     ------------------------------

     Subject to the supervision and direction of the Board of Directors of the Trust ("Directors") and for the period and on the terms set forth in this Agreement, the Investment Manager will (a) manage the assets of the Fund in accordance with its investment objectives and policies as stated in the Trust's Prospectus and SAI, as from time to time in effect; (b) make investment decisions and exercise voting rights with respect to the portfolio securities of the Fund; (c) place purchase and sale orders on behalf of the Fund; and (d) perform or arrange for the performance of such administrative services as necessary for the operation of the Fund. In providing these services, the Investment Manager will provide investment research and supervision for the investments of the Fund and conduct a continual program of investment, evaluation and, as appropriate, sale and reinvestment of the Fund's assets. In addition, the Investment Manager will furnish the Trust with whatever statistical information that the Trust may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

C.   Brokerage
     ---------

     1. In executing transactions for the Fund and selecting brokers or dealers, the Investment Manager will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the Fund transaction, the Investment Manager will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of any commission for the specific transaction on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Investment Manager may consider the "brokerage and research services" provided to the Trust and/or other accounts over which the Investment Manager or an affiliate of the Investment Manager exercises investment discretion.

     2. For the purposes of the preceding paragraph, a person provides "brokerage and research services" insofar as that person -- (a) furnishes advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing, or selling securities, and the availability of securities or purchasers or sellers of securities; (b) furnishes analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts; or (c) effects securities transactions and performs functions incidental thereto (such as clearance, settlement, and custody) or required in connection therewith.

D.   Information Provided to the Trust and the Investment Manager
     ------------------------------------------------------------

     1. The Trust will use its best efforts to furnish the Investment Manager with copies of the Trust's Articles of Incorporation and current Prospectus and agrees to provide to the Investment Manager all amendments thereto on an on-going basis.

     2. The Investment Manager will use its best efforts to keep the Trust informed of developments materially affecting the Trust or the Fund and will on its own initiative supply the Trust from time-to-time with whatever information that the Investment Manager believes is appropriate for this purpose.

E.   Standard of Care
     ----------------

     1. The Investment Manager shall exercise its best judgment in rendering the services described above in Sections B, C and D. The Investment Manager will not be liable for any error in judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed or purport to protect the Investment Manager against any liability to the Fund or its shareholders to which the Investment Manager would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations under this Agreement ("disabling conduct").

     2. The Trust will indemnify the Investment Manager against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit not resulting from disabling conduct by the Investment Manager. Indemnification shall be made only following: (a) a final decision on the merits by a court or other adjudicative body before whom a proceeding was brought that the Investment Manager was not liable by reason of disabling conduct, or (b) in the absence of such a decision, based upon a review of the facts, that the Investment Manager was not liable by reason of disabling conduct by (i) the vote of a majority of a quorum of Directors who are not "interested persons" (as defined in Section I.4 below) of the Trust, or (ii) an independent legal counsel in a written opinion.

F.   Compensation
     ------------

     1. In consideration of the services rendered pursuant to this Agreement, with respect to the Fund, the Trust will pay the Investment Manager after the end of each calendar quarter a fee for the previous quarter calculated at the annual rate indicated in Appendix B hereof.

     2. On termination of this Agreement with respect to the Fund before the end of a calendar quarter, the fee for such part of that quarter shall be pro-rated according to the portion that such period bears to the full quarterly period and shall be payable on date of termination of this Agreement with respect to the Fund. For the purpose of determining fees payable to the Investment Manager, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Trust's Articles of Incorporation and current Prospectus, as from time to time in effect.

G.   Expenses
     --------

     1. The Investment Manager will bear all expenses in connection with the performance of its services under this Agreement, including compensation of and office space for its officers and employees connected with investment and economic research, trading and investment management and administration of the Trust or the Funds, as well as the fees of all Directors who are affiliated with the Investment Manager or its affiliates.

     2. The Trust will bear certain other expenses to be incurred in its operation, including, if applicable: organizational expenses; taxes, interest, brokerage costs, and commissions; fees of Directors who are not officers, directors or employees of the Investment Manager, the Fund's distributor or any of their affiliates; charges of the custodian, any subcustodians, and transfer or dividend-paying agents; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Trust's existence; costs attributable to investor services, including without limitation telephone and personnel expenses; costs of printing stock certificates; costs of preparing and printing prospectuses and other information supplied to existing shareholders; costs of shareholder reports, meetings of the shareholders and Directors and membership fees in any trade associations; litigation and other extraordinary or non-recurring expenses.

H.   Services to Other Companies or Accounts
     ---------------------------------------

     The Trust understands that the Investment Manager now acts, and will continue to act, or may in the future act, as investment manager to fiduciary and other managed accounts or as investment manager to one or more other investment companies. The Trust has no objection to the Investment Manager so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by the Investment Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Directors recognize that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Directors understand that the persons employed by the Investment Manager to assist in the performance of the Investment Manager's duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the right of the Investment Manager or any affiliate of the Investment Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

I.   Term of Agreement
     -----------------

     1. This Agreement shall become effective as of the date written above, shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (a) the Directors, or (b) a vote of the majority of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as defined in paragraph 4 below) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

     2. This Agreement is terminable, without penalty, on 60 days' written notice, by (a) the Trust; (b) if permitted, and under the conditions permitted, by applicable law, by vote of holders of a majority of the Fund's voting securities; or (c) by the Investment Manager.

     3. This Agreement will terminate immediately on assignment. In addition, if the Investment Manager delegates any of its duties hereunder to a sub-Investment Manager, the delegation shall be not be effective until and unless approved by the Directors pursuant to a written agreement.

     4. For the purposes of this Agreement, "interested persons" means what that term means in the 1940 Act.

J.   Name
     ----

     If the Investment Manager ceases to act as investment manager to the Fund, the Trust agrees that, at the request of the Investment Manager, the Fund's license to use "Julius Baer" or any variation thereof indicating a connection to that entity will terminate and that the Trust will take all necessary action to change the name of the Fund to a name that does not include "Julius Baer" or any such variation.

K.   Liability of Trust
     ------------------

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Fund, as provided in the Master Trust Agreement of the Trust. The execution and delivery of the Agreement have been authorized by the Trustees and the sole shareholder of the Fund shares and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Trust property of the Fund as provided in its Master Trust Agreement. The obligations of this Agreement shall be binding only upon the assets and property of the Fund and not upon the assets and property of any other sub-trust of the Trust.

L.   Governing Law
     -------------

     This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written in two counterparts.

                                       JULIUS BAER MULTISTOCK TRUST, on behalf
                                       of the Julius Baer Swiss Stock Fund

                                       By _____________________________________


                                       JULIUS BAER INVESTMENT MANAGEMENT INC.


                                       By _____________________________________

                                  Appendix A

                           [Insert Letter Agreement]

                                 [Appendix B]

                                [Fee Schedule]

[ADDRESS]




[DATE]


Julius Baer Investment Management Inc.
330 Madison Avenue
New York, NY [zip]

Dear Sir or Madam:

Reference is hereby made to (i) that certain investment management agreement between Julius Baer Multistock Funds (the "Trust") and Julius Baer Investment Management Inc. (the "Investment Manager") dated [DATE] (such agreement is hereinafter referred to as the "Investment Management Agreement"), and (ii) that certain Global Hub and Spoke Agreement dated [DATE] by and among the Trust, on behalf of the Julius Baer Swiss Stock Fund (the "Fund"), and the individuals named on the signature page thereof (the "Supervisors")(such agreement is hereinafter referred to as the "Global Hub and Spoke Agreement").

The Trust has appointed the Supervisors, among other things, to monitor and oversee the arrangements that are the subject of the Global Hub and Spoke Agreement. The Global Hub and Spoke Agreement acknowledges that the Supervisors have entered or intend to enter into one or more other agreements substantively identical in all material respects to the Global Hub and Spoke Agreement with other collective investment entities or investors (such entities or investors together with the Fund are hereinafter collectively referred to as the "Spoke Funds") and/or the trustee, manager, depositor, depositary or sponsor thereof.

The Trust has appointed and delegated to Banque Internationale a Luxembourg, a Luxembourg joint-stock company (the "Custodian"), the duties and responsibilities set forth in the custodian arrangements set forth in Appendix B of the Global Hub and Spoke Agreement and the Custodian has accepted such appointment. In addition, all or part of the securities, cash and/or other assets (collectively, "Assets") owned by the Fund will be held for safekeeping by the Custodian or one or more sub-custodians. Further, upon the initial transfer of Assets of the Fund to the Custodian or one or more sub-custodians, such Assets will be recorded in an account with the Custodian opened in the name of the Fund (such account is hereinafter referred to as the "Fund Account", and together with the accounts opened with the Custodian for the other Spoke Funds as the "Accounts").

This letter directs that, in addition to the services provided by the Investment Manager pursuant to the Investment Management Agreement, the Investment Manager is hereby instructed as follows:

1. to render continuous investment management in respect of the Assets in the Fund Account and the Assets in the Accounts for the other Spoke Funds as a group (together, referred to hereinafter as "Total Account") and not with respect to the Assets in any individual Account, including the Fund Account;

2. with respect to all Assets of the Fund which are held from time to time for safekeeping by the Custodian or one or more sub-custodians, to render investment advice in accordance with the investment objective, policies and restrictions set forth in Appendix C of the Global Hub and Spoke Agreement, a copy of which is attached hereto,

3. if the Investment Manager enters into an investment management agreement with any other Spoke Fund and such agreement is subject to the laws of another jurisdiction, then any higher or stricter standard imposed pursuant to such other agreement or jurisdiction on the Investment Manager with respect to its activities toward the other Spoke Fund also shall apply and be imposed by the Investment Management Agreement and this letter agreement with respect to the activities of the Investment Manager toward the Trust, and

4. the nature of the activities that are contemplated by the Global Hub and Spoke Agreement and/or the domicile of the other Spoke Funds may also subject some or all of the activities that are subject to the Investment Management Agreement and this letter agreement to the rules and regulations of governmental or self-regulatory bodies in jurisdictions other than the State of New York, and nothing contained in the Investment Management Agreement or this letter agreement shall restrict or otherwise impair the application of any such rules or regulations to such activities or to the Investment Manager.

The Investment Management Agreement shall continue as set forth in that Agreement. This letter agreement also shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (a) the Supervisors, or (b) the action or consent of all the Spoke Funds whose Account Balance Percentages in the aggregate equal more than 50% of the sum of the Total Account, as each Account Balance percentage was last calculated prior to such action or consent, provided that in either event the continuance also is approved by a majority of the Supervisors who are not "interested persons" (as defined in the Investment Management Agreement), by vote cast in person at a meeting called for the purpose of voting on such approval. In any case, this letter agreement shall not continue to be in effect if the Investment Management Agreement is no longer in effect.

The Investment Management Agreement is terminable, without penalty, as set forth in that Agreement. This letter agreement is terminable, without penalty, on 60 days' written notice, by (a) the Investment Manager, (b) a majority of the Supervisors, or (c) the action or consent of all the Spoke Funds whose Account Balance Percentages in the aggregate equal more than 50% of the sum of the Total Account, as each Account Balance percentage was last calculated prior to such action or consent.


                                    *  *  *

If you hereby agree with the foregoing, kindly so confirm by signing the enclosed counterpart of this letter in the space indicated for signature on behalf of the Adviser below.

                                       Very truly yours,

                                       JULIUS BAER MULTISTOCK FUNDS, on behalf
                                       of the Julius Baer Swiss Stock Fund


                                       By_______________________________________

Agreed and Accepted:

JULIUS BAER INVESTMENT MANAGEMENT INC.



By:_______________________________
  []